Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2016-08

RAI CEO:

‘A transformational 2015 delivers

significant momentum entering 2016’

WINSTON-SALEM, N.C. – Feb. 11, 2016 –

Fourth Quarter 2015 – At a Glance
•	Reported EPS: Fourth quarter at $0.19, up 35.7 percent from prior-year quarter; full year at $2.57, up 87.6 percent

•	Adjusted EPS: Fourth quarter at $0.48, up 9.1 percent from prior-year quarter; full year at $1.98, up 15.8 percent

	o	Excludes charges for pension and postretirement mark-to-market adjustments, implementation costs and tax items, the gain on divestiture, a benefit from the 2003 NPM adjustment claim, a one-time benefit from the New York NPM Settlement and other special items*

•	RAI’s reportable business segments finish 2015 with significant momentum

•	RAI announced completion of sale of Natural American’s business outside the U.S. on Jan. 13

•	RAI announced debt tender offer and redemption on Feb. 4

•	RAI announces 16.7 percent dividend increase

•	RAI issues 2016 guidance: Adjusted EPS range of $2.25 to $2.35, up 13.6 percent to 18.7 percent from 2015

* Special items are detailed in Schedule 2 and include charges for transaction-related and financing costs for the Lorillard, Inc. (Lorillard) acquisition and related divestiture, Engle progeny cases, and tobacco-related and other litigation, as well as a 2014 gain on discontinued operations, and asset impairment and exit charges.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter 2015 reported EPS of $0.19, up 35.7 percent from the prior-year quarter.

Adjusted fourth-quarter EPS was $0.48, up 9.1 percent, benefitting from higher pricing and volume on both cigarettes and moist snuff. Adjusted results exclude charges for pension and postretirement mark-to-market adjustments, implementation costs and tax items, the gain on divestiture, a benefit from the 2003 NPM adjustment claim, and a one-time benefit from the N.Y. NPM Settlement. A reconciliation of reported to adjusted results is detailed in Schedule 2.

For the full year, reported EPS was $2.57, up 87.6 percent from the prior-year period. Full-year adjusted EPS was $1.98, up 15.8 percent from the prior-year period. This excludes the above-referenced items, as well as transaction-related and financing costs, asset impairment and exit charges, and charges for Engle progeny lawsuits and tobacco-related and other litigation.

RAI issued 2016 adjusted EPS guidance in a range of $2.25 to $2.35, up 13.6 percent to 18.7 percent from 2015’s adjusted EPS of $1.98.

Fourth Quarter and Full Year 2015 Financial Results – Highlights*

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)

	For the Three Months Ended Dec. 31			For the Full Year Ended Dec. 31
	2015	2014	% Change	2015	2014	% Change
Net sales	$3,054	$2,134	43.1%	$10,675	$8,471	26.0%

Operating income
Reported (GAAP)	$690	$293	135.5%	$6,953	$2,531	174.7%
Adjusted (Non-GAAP)	1,257	780	61.2%	4,438	3,105	42.9%

Net income
Reported (GAAP)	$279	$148	88.5%	$3,253	$1,470	121.3%
Adjusted (Non-GAAP)	692	466	48.5%	2,509	1,831	37.0%

Net income per diluted share
Reported (GAAP)	$0.19	$0.14	35.7%	$2.57	$1.37	87.6%
Adjusted (Non-GAAP)	0.48	0.44	9.1%	1.98	1.71	15.8%

*Includes the Newport brand and excludes the Winston, KOOL and Salem brands for the period June 12, 2015, to Dec. 31, 2015, following the Lorillard acquisition and related divestiture.

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American’s strong fourth-quarter results wrapped up a transformational year for our company,” said Susan M. Cameron, president and chief executive officer of RAI. “Each of our operating companies delivered excellent results both in the quarter and for the full year. The integration of Newport is going extremely well, and I believe we’ve entered 2016 with significant momentum.”

Another highlight of the quarter was the announcement of a series of product innovations by R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette. “VUSE remains the vapor category leader, and we expect the brand’s lineup of exciting new formats to generate even more interest from adult tobacco consumers this year,” Cameron said.

In addition to the company’s robust growth and advancement of its transforming-tobacco initiatives, RAI continues to create additional value for shareholders.

“I’m very pleased to announce today that we have increased our quarterly dividend by 16.7 percent — reflecting RAI’s strong adjusted EPS growth in 2015 and our outlook for 2016,” Cameron said. “This significant dividend increase reflects the benefits of the completion of the Lorillard acquisition, continued strong growth from our Santa Fe and American Snuff segments, and meaningful cost savings.”

Other positive developments for RAI shareholders include the recent completion of the $5 billion sale of Natural American Spirit’s business outside the U.S., and the subsequent announcement of RAI’s tender offer and redemption for the early repayment of a portion of outstanding debt.

Cameron said that RAI and its operating companies made great strides in 2015, “and we’re well- positioned for another busy and successful year in 2016.”

COMBUSTIBLES

Total RAI operating companies’ domestic cigarette volumes increased 33.6 percent in the fourth quarter, driven by the addition of the Newport brand. Industry cigarette volume declined 0.5 percent during the quarter, and declined 0.1 percent for the full year. When adjusted for wholesale inventory changes, industry shipments were down about 0.2 percent for the quarter, and were down about 0.6 percent for the full year.

Total RAI operating companies’ domestic retail cigarette market share increased 0.3 percentage points to 33.8 percent in the fourth quarter, and 0.2 percentage points to 33.8 percent for the full year.

Total domestic retail cigarette market share in RAI operating companies’ drive brands (Newport, Camel, Pall Mall and Natural American Spirit) increased 0.6 percentage points to 31.3 percent in the fourth quarter, and 0.5 percentage points to 31.3 percent for the full year.

RJR Tobacco

RJR Tobacco’s reported fourth-quarter operating income increased 291.0 percent from the prior-year quarter, to $915 million.

Adjusted fourth-quarter operating income was $1.13 billion, up 66.2 percent, benefiting from the addition of the Newport brand and higher cigarette pricing. Adjusted results exclude charges for pension and postretirement mark-to-market adjustments and implementation costs, a benefit from the 2003 NPM adjustment claim, a one-time benefit from the N.Y. NPM Settlement, and charges for Engle progeny and tobacco-related and other litigation.

For the full year, RJR Tobacco’s reported operating income was $3.36 billion, up 54.6 percent from the prior-year period.

Adjusted full-year operating income was $3.83 billion, up 43.1 percent. Adjusted results exclude the above-referenced items.

Adjusted fourth-quarter operating margin increased 4.1 percentage points from the prior-year quarter, to 44.6 percent, bringing full-year adjusted operating margin to 44.4 percent. The increased margin reflects RJR Tobacco’s improved premium mix of cigarette volume, which increased 11.8 percentage points to 70.2 percent in the fourth quarter of 2015.

RJR Tobacco’s fourth-quarter cigarette shipments increased 34.6 percent from the prior-year quarter, driven by the addition of Newport.

Fourth-quarter retail market share, which is reflected on a pro-forma basis for the company’s new brand portfolio following the Lorillard acquisition and the divestiture to ITG Brands, LLC (ITG), was in line with the prior-year quarter, at 31.8 percent.

The combined fourth-quarter retail market share of RJR Tobacco’s cigarette drive brands — Newport, Camel and Pall Mall — increased 0.2 percentage points from the prior-year quarter, to 29.3 percent. These brands now make up about 92 percent of RJR Tobacco’s total cigarette retail market share.

Growth in Newport, the nation’s No. 1 menthol brand, accelerated in the fourth quarter, with gains across its menthol and non-menthol styles. The brand’s retail market share increased by 0.6 percentage points from the prior-year quarter, to 13.6 percent. Newport benefited from the mid-November implementation of the company’s new retail contracts, following the expiration of the “standstill” period in the route-to-market agreement that prohibited changes to retail merchandising.

RJR Tobacco’s other drive brands, Camel and Pall Mall, continued to play key roles in the company’s cigarette portfolio strategy and demonstrated steady performance during the quarter. Camel maintained its fourth-quarter cigarette retail market share in line with the prior-year quarter, at 8.0 percent. Pall Mall’s share was down 0.3 percentage points from the prior-year quarter, at 7.8 percent; however, the brand has been stable over the last three quarters of the year.

Santa Fe

Santa Fe also delivered excellent performance, with reported fourth-quarter operating income increasing 24.4 percent to $112 million, while the company’s adjusted operating income increased 22.9 percent from the prior-year quarter, to $111 million, benefiting from higher pricing and strong volume growth. Adjusted results exclude a one-time benefit of $1 million from the N.Y. NPM Settlement.

For the full year, the company’s reported operating income increased 33.2 percent to $449 million, and adjusted operating income increased 33.1 percent from the prior-year period, to $448 million. Adjusted results exclude the above-referenced item.

Santa Fe’s fourth-quarter adjusted operating margin increased 1.1 percentage points from the prior-year quarter, to 52.8 percent, bringing full-year adjusted operating margin to 54.8 percent.

Natural American Spirit, the nation’s No. 1 super-premium brand, offers distinctive tobacco styles that are generating interest well beyond the brand’s traditional strong presence in western U.S. markets. The brand achieved a milestone 2.0 percent in U.S. retail market share in the fourth quarter, which represented a gain of 0.3 percentage points from the prior-year quarter, on volume growth of 18.4 percent.

MOIST SNUFF

American Snuff

American Snuff finished a strong year with fourth-quarter reported operating income increasing 22.0 percent to $133 million, while adjusted operating income increased 18.4 percent from the prior-year quarter, to $134 million, benefitting from higher pricing and volume. Adjusted results exclude a charge of $1 million for pension and postretirement mark-to-market adjustments.

For the full year, the company’s reported operating income grew 14.6 percent to $502 million, while adjusted operating income rose 13.9 percent, to $503 million. Adjusted results exclude the above-referenced item.

American Snuff’s fourth-quarter adjusted operating margin increased 3.3 percentage points to 59.4 percent, bringing the full-year adjusted operating margin to 58.8 percent.

American Snuff’s fourth-quarter moist-snuff retail market share grew 0.8 percentage points to 33.5 percent, on volume growth of 6.0 percent, which again outpaced industry growth of about 2.5 percent.

The company’s flagship Grizzly brand continued to make strong gains, increasing fourth-quarter retail market share by 0.9 percentage points from the prior-year quarter, to 30.8 percent, on volume growth of 6.6 percent.

Grizzly remains the clear leader in both wintergreen and pouch styles, which are driving growth in the smokeless category.

FINANCIAL UPDATE

Reynolds American’s fourth-quarter reported EPS of $0.19 increased 35.7 percent from the prior-year quarter.

Fourth-quarter adjusted EPS was $0.48, up 9.1 percent, benefitting from higher cigarette and moist-snuff pricing and volume. Adjusted EPS excludes charges for pension and postretirement mark-to-market adjustments, implementation costs and tax items, the gain on divestiture, a benefit from the 2003 NPM adjustment claim, and a one-time benefit from the N.Y. NPM Settlement.

For the full year, RAI’s reported EPS was $2.57, up 87.6 percent from the prior-year period. Full-year adjusted EPS was $1.98, up 15.8 percent from the prior-year period. These adjusted results exclude the above-referenced items, as well as transaction-related and financing costs, asset impairment and exit charges, and charges for Engle progeny lawsuits and tobacco-related and other litigation.

RAI’s fourth-quarter adjusted operating margin increased 4.6 percentage points, to 41.2 percent.

The company also announced board approval for a 16.7 percent increase in the quarterly cash dividend, to an annualized $1.68 per share, in line with RAI’s target dividend payout ratio of 75 percent. The quarterly dividend will be payable on April 1, 2016, to shareholders of record on March 10, 2016.

On Feb. 4, RAI announced a cash tender offer for up to $2.8 billion aggregate purchase price for certain of its outstanding notes and the redemption of $950 million aggregate principal amount of certain of its other outstanding notes. “This decision is in line with our commitment to deleverage as quickly and efficiently as possible, while maintaining our financial flexibility over time,” said Andrew Gilchrist, RAI’s chief financial officer.

RAI’s long-term debt was $16.9 billion at the end of 2015, with an average interest rate of 4.6 percent and an average maturity of 12.2 years.

RAI ended 2015 with cash balances of $2.6 billion. The company’s pension plans remain well-funded, as RAI contributed an additional $325 million to its pension plans in January 2016.

“Based on a very successful year and our expectations for the year ahead, I’m pleased to announce our 2016 adjusted EPS guidance in the range of $2.25 to $2.35, up 13.6 percent to 18.7 percent on last year’s adjusted EPS of $1.98,” Gilchrist said.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss fourth-quarter 2015 results at 9:00 a.m. Eastern Time on Feb. 11, 2016. The call will be available live online on a listen-only basis. To register for the call, please go to the Investors Events and Presentations section on our website. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 201-0168 (toll free) or (647) 788-4901 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

RISK FACTORS

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI’s and its subsidiaries’ expectations, beliefs, intentions or future strategies that may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the information appearing under the caption “Risk Factors” included in RAI’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in any updates to the risk factors in any quarterly or other report filed by RAI with the SEC subsequent to such Annual Report;

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the FDA will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents in cigarettes;

•	the adverse effects (including decreased sales and recall costs) arising from an order of the FDA’s Center for Tobacco Products (CTP) (1) finding that a provisional product sold by an RAI operating subsidiary is not substantially equivalent to a predicate product, and (2) as a result, requiring that the provisional product be removed from the market;

•	the possibility that the CTP fails to grant a marketing order allowing an RAI operating subsidiary to launch a new tobacco product or modify an existing product;

•	the adverse effects (including decreased sales, and the incurrence of fines and costs) arising from an FDA enforcement action against Santa Fe Natural Tobacco Company, Inc. for the company’s use of the terms “natural” and “additive free” in the product labeling and/or advertising for NATURAL AMERICAN SPIRIT cigarettes without a modified risk tobacco product authorization order from the agency;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products (including smokeless tobacco products and electronic cigarettes) that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny cases and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the Master Settlement Agreement and prior states’ settlement agreements;

•	the possibility that the arbitration award partially resolving disputes relating to the NPM adjustment provision under the Master Settlement Agreement (2003 NPM adjustment) will be vacated or otherwise modified;

•	the possibility that the final arbitration award with respect to certain of the states found to be non-diligent in connection with the 2003 NPM adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium brands, a dependence that will increase as a result of the sale (Transaction) of the non-United States operations of RAI’s subsidiaries’ NATURAL AMERICAN SPIRIT brand to JT International Holdings BV (JTI);

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including those resulting from industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the Digital Vapor Cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including the acquisition of Lorillard (Merger) and the divestiture (Divestiture) of certain brands and other assets to ITG;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and commodities used in products;

•	the passage of new federal or state legislation or regulations;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt incurred and assumed in connection with the Merger;

•	the possibility of decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	the possibility of changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to adequately protect intellectual property rights;

•	the significant ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, collectively RAI’s largest beneficial owner, and their rights under the governance agreement among the companies;

•	the potential consequences due to the expiration of the standstill provisions of the governance agreement, and the expiration of RAI’s shareholder rights plan on July 30, 2014;

•	a termination of the governance agreement or certain of its provisions in accordance with its terms, including the limitations on Brown & Williamson Holdings, Inc.’s representation on the RAI board of directors and its committees;

•	the potential for increased competition between RAI and BAT and their respective subsidiaries due to expiration of the non-competition agreement between RAI and BAT on July 30, 2014;

•	additional risks, contingencies and uncertainties associated with the Merger and Divestiture that could result in an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries and/or the failure to realize any anticipated benefits of the Merger and Divestiture to RAI shareholders, including:

o	the effect of the Merger and Divestiture on the ability to maintain business relationships, and on operating results and businesses generally;

o	the reliance of RJR Tobacco on ITG to manufacture Newport on RJR Tobacco’s behalf for a period of time after the Merger and Divestiture;

o	RAI’s obligations to indemnify ITG for specified matters and to retain certain liabilities related to the transferred assets;

o	the failure to realize projected synergies and other benefits from the Merger and Divestiture; and

o	the incurrence of significant post-transaction related costs in connection with the Merger and Divestiture; and

•	additional risks, contingencies and uncertainties associated with the sale of the international rights to the NATURAL AMERICAN SPIRIT brand name and associated trademarks that could have an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries including:

o	the effect of restrictions placed on RAI’s and its subsidiaries’ business activities, including RAI’s agreement not to compete with JTI, and agreement to cause its controlled affilitates not to, engage in the business of producing, selling, distributing and developing natural, organic and additive-free combustible tobacco cigarettes and roll your own or make your own tobacco products outside of the United States for a period of five years after the closing; and

o	RAI’s obligation to indemnify JTI for specified matters and to retain certain liabilities related to the acquired business.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales, external	$2,997	$2,071	$10,416	$8,160
Net sales, related party	57	63	259	311

Net sales	3,054	2,134	10,675	8,471
Cost of products sold	1,350	1,135	4,688	4,058
Selling, general and administrative expenses	683	703	2,098	1,871
Gain on divestiture	325	-	(3,181)	-
Amortization expense	6	3	18	11
Asset impairment and exit charges	-	-	99	-

Operating income	690	293	6,953	2,531
Interest and debt expense	185	89	570	286
Interest income	(2)	-	(6)	(3)
Other (income) expense, net	(3)	(5)	5	(14)

Income from continuing operations before income taxes	510	209	6,384	2,262
Provision for income taxes	231	61	3,131	817

Income from continuing operations	279	148	3,253	1,445

Income from discontinued operations, net of tax	-	-	-	25

Net income	$279	$148	$3,253	$1,470

Basic net income per share:
Income from continuing operations	$0.20	$0.14	$2.57	$1.36
Income from discontinued operations	$-	$-	$-	$0.02

Net Income	$0.20	$0.14	$2.57	$1.38

Diluted net income per share:
Income from continuing operations	$0.19	$0.14	$2.57	$1.35
Income from discontinued operations	$-	$-	$-	$0.02

Net Income	$0.19	$0.14	$2.57	$1.37

Basic weighted average shares, in thousands	1,428,219	1,062,568	1,264,182	1,066,320

Diluted weighted average shares, in thousands	1,432,060	1,066,632	1,267,715	1,069,940

Segment data:
Net sales:
R.J. Reynolds	$2,519	$1,669	$8,634	$6,767
Santa Fe	211	176	818	658
American Snuff	226	202	855	783
All Other	98	87	368	263

	$3,054	$2,134	$10,675	$8,471

Operating income:
R.J. Reynolds	$915	$234	$3,359	$2,173
Santa Fe	112	90	449	337
American Snuff	133	109	502	438
All Other	(42)	(58)	(265)	(234)
Gain on Divestiture	(325)	-	3,181	-
Corporate	(103)	(82)	(273)	(183)

	$690	$293	$6,953	$2,531

Supplemental information:
Excise tax expense	$1,162	$890	$4,209	$3,625
Master Settlement Agreement and other state settlement expense	$683	$481	$2,403	$1,917
FDA fees	$49	$36	$174	$135
Federal tobacco buyout expense	$-	$5	$-	$163

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses "adjusted" (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors' understanding of the underlying performance of the company's continuing operations is enhanced through the disclosure of these metrics. "Adjusted" (non-GAAP) results are not, and should not be viewed as, substitutes for "reported" (GAAP) results.

	Three Months Ended December 31,
	2015			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$690	$279	$0.19	$293	$148	$0.14
The GAAP results include the following:
Gain on divestiture	325	237	0.17	-	-	-
Mark-to-market pension/postretirement adjustments	246	152	0.11	452	275	0.26
Implementation costs	26	16	0.01	4	2	-
2003 NPM Adjustment Claim	(23)	(14)	(0.01)	-	-	-
One-time benefit from the NPM Settlement	(15)	(9)	(0.01)	-	-	-
Transaction related costs	-	-	-	15	12	0.01
Financing costs	-	-	-	-	19	0.02
Engle Progeny cases	2	1	-	16	10	0.01
Tobacco Related and Other Litigation	6	4	-	-	-	-
Tax Items	-	26	0.02	-	-	-

Total adjustments	567	413	0.29	487	318	0.30

Adjusted results	$1,257	$692	$0.48	$780	$466	$0.44

	Twelve Months Ended December 31,
	2015			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$6,953	$3,253	$2.57	$2,531	$1,470	$1.37
The GAAP results include the following:
Gain on divestiture	(3,181)	(1,236)	(0.97)	-	-	-
Mark-to-market pension/postretirement adjustments	246	152	0.12	452	275	0.26
Implementation costs	223	141	0.11	16	10	0.01
2003 NPM Adjustment Claim	(93)	(57)	(0.04)	-	-	-
One-time benefit from the NPM Settlement	(15)	(9)	(0.01)	(34)	(21)	(0.02)
Transaction related costs	54	43	0.03	38	30	0.03
Financing costs	-	38	0.03	-	28	0.02
Asset impairment and exit charges	99	63	0.05	-	-	-
Engle Progeny cases	127	80	0.06	100	63	0.06
Tobacco Related and Other Litigation	25	15	0.01	2	1	-
Tax Items	-	26	0.02	-	-	-
Gain on discontinued operations	-	-	-	-	(25)	(0.02)

Total adjustments	(2,515)	(744)	(0.59)	574	361	0.34

Adjusted results	$4,438	$2,509	$1.98	$3,105	$1,831	$1.71

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Dec. 31, 2015	Dec. 31, 2014
Assets
Cash and cash equivalents	$2,567	$966
Other current assets	3,620	2,357
Trademarks and other intangible assets, net	29,467	2,421
Goodwill	15,993	8,016
Other noncurrent assets	1,577	1,436

	$53,224	$15,196

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,816	$1,819
Other current liabilities	2,475	1,725
Long-term debt (less current maturities)	16,941	4,633
Deferred income taxes, net	10,236	383
Long-term retirement benefits (less current portion)	2,265	1,997
Other noncurrent liabilities	239	117
Shareholders’ equity	18,252	4,522

	$53,224	$15,196

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

Management uses "adjusted" (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors' understanding of the underlying performance of the company's continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended December 31,
	2015			2014
	R.J. Reynolds	Santa Fe	American Snuff	R.J. Reynolds	Santa Fe	American Snuff
GAAP operating income	$915	$112	$133	$234	$90	$109

The GAAP results include the following:
Mark-to-market pension/postretirement adjustments (6)	229	-	1	422	-	4
Implementation costs (2)	10	-	-	4	-	-
2003 NPM Adjustment Claim	(23)	-	-	-	-	-
One-time benefit from the NPM Settlement	(14)	(1)	-	-	-	-
Engle Progeny cases	2	-	-	16	-	-
Tobacco Related and Other Litigation	6	-	-	-	-	-

Total adjustments (5)	210	(1)	1	442	-	4

Adjusted operating income	$1,125	$111	$134	$676	$90	$113

	Twelve Months Ended December 31,
	2015			2014
	R.J. Reynolds	Santa Fe	American Snuff	R.J. Reynolds	Santa Fe	American Snuff

GAAP operating income	$3,359	$449	$502	$2,173	$337	$438

The GAAP results include the following:
Mark-to-market pension/postretirement adjustments (6)	229	-	1	422	-	4
Implementation costs (2)	198	-	-	16	-	-
2003 NPM Adjustment Claim	(93)	-	-	-	-	-
One-time benefit from the NPM Settlement	(14)	(1)	-	(34)	-	-
Engle Progeny cases	127	-	-	100	-	-
Tobacco Related and Other Litigation	25	-	-	-	-	-

Total adjustments (1); (3); (4); (5)	472	(1)	1	504	-	4

Adjusted operating income	$3,831	$448	$503	$2,677	$337	$442

(1)	For the twelve months ended Dec 31, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $54 million which are included in corporate costs.
(2)	For the three and twelve months ended Dec 31, 2015, RAI and its operating companies recorded aggregate implementation cost adjustments of $26 million and $223 million, respectively, including $16 million and $25 million, respectively, in the corporate and all other segment.
(3)	For the twelve months ended Dec 31, 2015, RAI and its operating companies recorded aggregate adjustments of $99 million in asset impairment and exit charges which are included in the all other segment.
(4)	For the twelve months ended Dec 31, 2014, RAI and its operating companies recorded aggregate adjustments of $2 million in tobacco related and other litigation charges which is included in corporate costs.
(5)	For the three and twelve months ended Dec 31, 2014, RAI and its operating companies recorded aggregate adjustments of $15 million and $38 million, respectively, in transaction related costs which are included in corporate costs.
(6)	For the three and twelve months ended Dec 31, 2015, and Dec 31, 2014, RAI and its operating companies recorded aggregate mark-to-market adjustments of $246 million and $452 million, respectively, including $16 million and $26 million, respectively, in the corporate and all other segment.

Schedule 4

RAI OPERATING COMPANIES' CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
R.J. Reynolds domestic	2015	2014	Units	%	2015	2014	Units	%
Newport	8.6	0.0	8.6	NM	18.9	0.0	18.9	NM
Camel	5.0	5.1	(0.1)	-2.0%	20.8	20.9	(0.1)	-0.5%
Pall Mall	4.9	5.0	(0.2)	-3.5%	19.9	20.6	(0.7)	-3.4%

Total R.J. Reynolds drive brands	18.4	10.1	8.3	82.3%	59.5	41.5	18.0	43.5%

Other	1.6	4.8	(3.2)	-66.7%	11.8	19.5	(7.7)	-39.4%

Total R.J. Reynolds domestic	20.0	14.9	5.1	34.6%	71.3	61.0	10.4	17.0%

Santa Fe domestic
Natural American Spirit	1.2	1.1	0.2	18.4%	4.8	3.9	0.8	21.4%

Total RAI operating companies	21.3	15.9	5.3	33.6%	76.1	64.9	11.2	17.3%

Total R.J. Reynolds domestic:
Total premium	14.0	8.7	5.4	61.7%	47.0	35.6	11.4	32.1%
Total value	6.0	6.2	(0.2)	-3.4%	24.3	25.4	(1.0)	-4.1%
Premium/total mix	70.2%	58.4%	11.8		65.9%	58.4%	7.5

Industry	65.1	65.4	(0.3)	-0.5%	264.3	264.6	(0.3)	-0.1%
Premium	46.5	47.0	(0.5)	-1.1%	190.3	189.1	1.3	0.7%
Value	18.5	18.3	0.2	1.0%	74.0	75.5	(1.6)	-2.1%
Premium/total mix	71.5%	71.9%	(0.4)		72.0%	71.5%	0.6

RETAIL SHARE OF MARKET*:	Three Months Ended December 31,				Twelve Months Ended December 31,
R.J. Reynolds domestic:	2015	2014	Change		2015	2014	Change
Newport	13.6%	13.0%	0.6		13.4%	12.9%	0.4
Camel	8.0%	8.0%	(0.0)		8.2%	8.2%	0.0
Pall Mall	7.8%	8.1%	(0.3)		7.8%	8.1%	(0.3)

Total R.J. Reynolds drive brands	29.3%	29.1%	0.2		29.4%	29.2%	0.2

Other	2.5%	2.7%	(0.2)		2.6%	2.9%	(0.3)

Total R.J. Reynolds domestic	31.8%	31.8%	(0.0)		32.0%	32.1%	(0.1)

Santa Fe domestic
Natural American Spirit	2.0%	1.6%	0.3		1.9%	1.5%	0.3

Total RAI operating companies	33.8%	33.5%	0.3		33.8%	33.6%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	RJR Tobacco and Santa Fe are now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail cigarette sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of RJR Tobacco and Santa Fe's brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. cigarette market of RJR Tobacco and Santa Fe and their brands may overstate or understate their actual market share. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2015	2014	Units	%	2015	2014	Units	%
Grizzly	116.4	109.2	7.2	6.6%	454.4	433.8	20.6	4.7%
Other	11.4	11.3	0.1	0.8%	44.7	44.9	(0.2)	-0.4%

Total moist snuff cans	127.8	120.5	7.3	6.0%	499.1	478.6	20.4	4.3%

RETAIL SHARE OF MARKET*:
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2015	2014	Change		2015	2014	Change
Grizzly	30.8%	29.8%	0.9		30.7%	30.0%	0.8
Other	2.7%	2.9%	(0.1)		2.8%	2.9%	(0.1)

Total retail share of market	33.5%	32.7%	0.8		33.5%	32.9%	0.6

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	American Snuff is now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail moist snuff sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of American Snuff's brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. moist snuff market of American Snuff and it's brands may overstate or understate their actual market share.